Exhibit 99.1

InfoLogix, Inc.

2008 Third Quarter Earnings Call

November 11, 2008

Operator: Good day everyone and welcome to today’s InfoLogix Third Quarter 2008 Earnings Results conference call.  Today’s call is being recorded.  On our call today are David Gulian, Chief Executive Officer, and Jay Roberts, Chief Financial Officer.  At this time I would like to turn the call over to Mr. Jay Roberts.  Please go ahead sir.

Jay Roberts: Thank you Operator, and thank you everyone for joining us today for the InfoLogix 2008 third quarter conference call.  My name is Jay Roberts and I am the company’s Chief Financial Officer.

Before we get started, let me remind you that this conference call may contain forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. Actual results could differ materially from those suggested by the forward- looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information, events or circumstances occurring or existing after the date of any forward-looking statement is made.

At this time, let me turn the call over to David Gulian.  David?

David Gulian:

Thank you, Jay. I want to thank everyone for joining us this morning.

Jay will go into the financial results in detail in a moment, but to highlight a few key statistics:

•                  Revenues were $23.8 million, up 16.1% from last year’s third quarter but down 10% on a sequential basis;

•                  Gross margins were 26.1%, about 60 basis points lower than last year’s third quarter and down 160 basis points sequentially; and

•                  Consulting revenues increased 200% to $8.5 million in the third quarter as the result of acquisitions and organic growth, consistent with our overall business roadmap.

These were not the results we expected.  We had enjoyed several consecutive quarters of top line growth and improving profitability, and our initial forecast was that this would continue throughout 2008. However, this is without question a challenging economic environment, and as noted in this morning’s press release, there were a number of additional factors in the third quarter that caused our results to be below expectations.

First, we saw some customer projects deferred into the fourth quarter or early 2009.  In some cases, these deferrals were directly due to the economic and the credit crunch:

•                  For example, a seven-figure project with a major logistics company was pushed back due to financing issues.

•                  In another case, a mid six-figure shipment was deferred as the customer needed to reallocate capital spending dollars for needed repairs after Hurricane Ike.

Together, these two deferred projects alone would have put us well north of our revenue goals for the quarter. The good news is that these projects are deferred – not cancelled – and we expect to see this revenue within the next few quarters, at which time the positive trajectory on the top line will resume.

On the expense side of the ledger, there were also some unique items during the quarter.  In our mobile workstation business we experienced a temporary shift in our sales mix to lower margin products, and we experienced some higher costs due to product upgrades for a couple of key customers.  In addition, we had first time sales of approximately $300,000 to a new international business partner that were made at a lower margin to get the customer up-and-running.

All of these issues had a negative impact on third quarter margins, which we estimate was in the range of 2 to 3 percent — we do not expect them to reoccur in the fourth quarter, and we expect our margins to continue their upward trajectory. So while we are disappointed with the setback in revenue and margin growth during the third quarter, we believe that the issues that led to this are:
(1) temporary, or (2) fixable, and that they do not negatively impact the underlying value of InfoLogix’s franchise.

We have worked hard over the past several years to build a strong company that is an industry leader in the growing area of enterprise mobility solutions. Demand for our radio frequency identification (RFID) solutions is the highest it has ever been, indicating that the technology is ready for mass adoption.

Analysts have been forecasting a hockey-stick growth trajectory for RFID for several years – the latest Gartner research has the segment growing from $2 billion today to $25 billion in 2015 – but actual growth has mostly frustrated investors.  Now, during the third quarter, we saw our activity for RFID solutions triple from the second quarter — and our backlog of RFID projects is strong.  We think this spike in activity is a good leading indicator that RFID is hitting its stride.

Most importantly, as RFID continues to grow we have amassed a significant portfolio of intellectual property in this space, so in the long run we expect licensing revenue to drive additional growth. As noted in the press release, we continue to expect to exceed $100 million in revenues in 2008, and though the first nine months our revenues were $74 million, by obviously doing some simple math, you can tell that we are forecasting revenues in excess of $26 million in the fourth quarter, which will be a sequential increase of approximately 9%.  We think this is achievable based on review of orders in hand, our revenue results for the first five weeks of the quarter, and our backlog of business for the final 6 – 7 weeks of the quarter.

While the quarter’s results mean we have to re-double our efforts, we are reviewing literally every line item of cost and eliminating unnecessary or redundant expenses.  It will be hard work but we believe we can get the company to profitability in the near future.

In Q2 we achieved positive adjusted operating income before the third quarter setback; at a minimum we believe we can return to positive adjusted operating income in the fourth quarter. To get there, we are aggressively cutting costs.  During October we eliminated approximately $500,000 of costs, including certain staff reductions.  This cost savings will balance our SG&A infrastructure with the current run rate of our business and enable us to move toward profitability.

Over the long term, we think the investment we’ve made in our long term strategic plan, our solution set, and our sales team, our proprietary products and services, and our intellectual property will drive real differentiation with the customer.

With that, I will turn the call over to Jay Roberts for a detailed review of our financial results.

Jay:

Thank you, David.

Revenue for the third quarter ended September 30, 2008 was $23.8 million, up 16.1% from $20.5 million for the third quarter ended September 30, 2007.  The increase in revenue was driven by the acquisitions of Healthcare Informatics Associates, Delta Health and Aware Interweave in the first half of the year, which resulted in a 200% increase in professional services revenue to $8.5 million during the quarter, from $2.8 million in last year’s third quarter.  This increase was offset by a 15% decrease in infrastructure and hardware revenue, to $13 million from $15.3 million in last year’s third quarter.

Gross margins were 26.1% in the third quarter, compared to 26.7% in last year’s third quarter, and 27.7% in the second quarter of 2008.  As David mentioned the combination of reduced sales volume, higher replacement part costs, sales mix shift to lower margin products, and one-time start up sales to new international customers were the primary drivers behind the margin reduction.  We are taking immediate steps to correct this and continue the margin improvement trend that was evident in the second quarter results.

Selling, general and administrative expenses totaled $8.1 million for the third quarter of 2008 compared with $6.2 million for the third quarter of 2007.  The year-over-year increase in SG&A was the result of expanding the Company’s sales force, and higher staffing, depreciation and amortization expense associated with acquired companies.  As David mentioned, we are addressing our cost structure with aggressive cost cutting actions and expect to see improvement in the fourth quarter.

We reported a net loss of approximately $2.5 million, or $0.10 per share, for the third quarter of 2008, compared to a net loss of $466 thousand or $0.02 per basic and diluted share for the third quarter of 2007.

From a balance sheet standpoint, at September 30, 2008, we had cash and cash equivalents totaling $7 million, long term debt of $15 million, and stockholders’ equity of $17.4 million.

With that, we’ll open the call up to your questions.  Operator please start the Q&A portion of the call.

Operator:  Thank you.  If you would like to ask a question, please press star one on your touch-tone phone.  Please deactivate any mute function before signalling to be sure your signal can reach our equipment.  Once again that’s star one signal for a question.  We’ll pause for a moment to assemble our roster.

We’ll go first to Nathan Schneiderman with Ross Capital Partners.

Nathan Schneiderman:  Hi.  Thanks very much.  Hi, David.  Hi, Jay

David Gulian:  Hi, Nate.

Nathan Schneiderman:  A handful of questions for you here, can we start off, I’m just curious when you think about your Q4 expectations if it turns out that you do hit the 26 million of revenue what would you – what general thoughts do you have on GAAP operating profit, and GAAP EPS?

Jay Roberts:  Yes, Nate, we’re anticipating that we’re going to continue to cut costs in the quarter.  We believe that we’re going to be able to take our SG&A costs down by about half-a-million as David mentioned in the quarter.  And we believe that that’s still going to lead us to a net operating loss, and an EPS to a small number loss as we continue to move the Company towards profitability in the near future.

Nathan Schneiderman:  So just to clarify, you’d see the SG&A going from – you’d see total SG&A costs down 500,000 sequentially?

Jay Roberts:  That’s exactly right.

Nathan Schneiderman:  OK.  Great.  Can you – I’m not sure why but you all did not provide a balance sheet, and I was hoping you would actually you know even though you didn’t provide it in the press release, if you could walk us through your balance sheet items, cash, AR, PP&E, payable, debt, et cetera.

Jay Roberts:  Yes, well, let me give you at a high level and we’re in the middle of wrapping up discussions with our senior lender.  And so for that, while we’re continuing to wrap that up over the next couple of days prior to filing our 10-Q is the reason that we haven’t provided a balance sheet.  But you know with that, Nate, we ended the quarter with approximately $7 million of cash. AR ended approximately 17 million.  We had total assets – total current assets – of approximately 30 million.  And we’ve – the total asset footing was approximately 58 million.  We had total current liabilities of approximately 25 million and we had total liabilities of approximately 42 million.  And, I think, as I stated stockholder’s equity was approximately 16.5 million.

Nathan Schneiderman:  You gave us a total of 15 million for long-term debt, what’s your total debt?

Jay Roberts:  The company’s total debt is approximately 25 million.

Nathan Schneiderman:  OK.  Can you give us an update on where you are in terms of – I gather you are in violation of your debt covenants, and it looks like you’re going to be going forward on the Q4.  Can you just give us an update of have you renegotiated those covenants?  Just what the status is?

Jay Roberts:  Sure.  So we’ve reached an agreement in principle on the business terms of the loan agreement with our senior lender.  And we’re in the process now of completing an amended loan agreement that will amend the covenants prior to ending the quarter, as well as going forward.  Yes, and we think, Nate, the terms of that change in the amended loan agreement will lead us to having a high degree of confidence of being able to meet covenants on a going forward basis.

Nathan Schneiderman:  Are you expecting the need to issues stock, warrants or anything similar to get that agreement?

Jay Roberts:  I’ll tell you what, we’re literally days away from having it wrapped it up, and since we’re still not complete, I’d probably not be inclined to want to talk about the specifics of it.

Nathan Schneiderman:  OK.  What – could you give us the cash loss from operations in the CapEx?

Jay Roberts:  Yes, we – approximately two million of cash use in the quarter, Nate.

Nathan Schneiderman:  And CapEx?

Jay Roberts:  And CapEx was approximately 500,000.

Nathan Schneiderman:  OK.  David, I have a couple of questions for you, as well.  One is just, I’m curious on how we should think about the visibility for Q4 for your ability to hit that 26 million of revenue.  And my question here is I understand the guidance, but given their was a shift relative to expectations during Q3, and we’ll assume during the second half of Q3, why are you confident that that would not happen in Q4?  Couldn’t you run into the same dynamics?

David Gulian:  Yes, no problem.  Again, we were trying to make sure that we looked at current backlog as we came into the quarter.  We’ve then gone back and looked at what we currently have booked in the first five to seven weeks of this new quarter.  Understanding where the revenue is coming in from, our funnel that’s at a high degree of confidence, 90 percent and above of what we’ll book can be recognizable in the fourth quarter.  So the management team spent a long-time knowing this was unexpected in the last few weeks of the third quarter, to make sure that we are on top of where customers are by making sure we have full communication on what their expected expenditures will be.

I think the positive thing that we’re looking at right now is all of the projects that we’re working on within these organizations have a true return on investment to save those customers money.  So we feel these projects are not technology upgrades for the sake of older use equipment, but truly are going to gain benefit or compliance related benefits to these clients.

So again, we’ve gone back and looked at our revenues, some of the revenue that shifted from the third quarter to the fourth quarter, looked at our backlog and understand where our funnel is to be confident that we’re going to hit the $26 million for the fourth quarter.

Nathan Schneiderman:  Some of my companies will talk about kind of the firm visibility that they see, effectively how much is in the back pocket, and how much they actually have to book and recognize during the quarter.  And I’m just curious what you feel like your visibility is.  Do you think you have 80 percent visibility to this number or 90 percent just how much do you actually have to book and close?

David Gulian:  Yes, I’d say right now you know based on what’s been booked all ready and on top of that we have visibility in the 65 to 70 percent of what’s on top of our backlog all ready in house.  So again, I feel very confident that we have the visibility that we need to in order to drive that.

So, as you know, you always start out with a higher number, and you drive down to where you think it’s going to finish off based on visibility.  And we have high confidence that what’s in backlog, plus what we see in front of us is going to allow us to get there.

Jay Roberts:  Yes, and I would add something Nate, given the shift in our focus around professional services consulting, we get a fair amount of visibility in current bookings, which you know give us the opportunity to see revenue out into the coming 12 to 18 month period, based upon contracts that are signed and work that will be performed in coming periods.

David Gulian:  And we actually walked into one of our highest backlogs before the quarter had started because of the shift from the third quarter.

Nathan Schneiderman:  OK.  And then just, I know you’re not out with official guidance for 2009, but we’ll have an ‘09 model.  So I was wondering if you have any kind of broad brush suggestions.  Do you see ‘09 as a year you could grow revenue, I don’t know five percent, 10 percent, 15?  What are your general thoughts?  And do you think you’ll be profitable in 2009?

Jay Roberts:  So you know given the economic climate, given the shift in our attention to driving our services and our software solution business, and we do anticipate that we’ll see growth, I think it’s going to be modest growth, not explosive growth, in ‘09 given the circumstances when we think we’ve got – we’re very well positioned to see explosive growth in our future.  And we certainly given the changes that we’re making in the overall business model that we believe that we’ll drive the business to profitability next year.

Nathan Schneiderman:  Meaning that you’ll be profitable some time during the year, or that for the whole year you’ll be profitable?

Jay Roberts:  We will – we are driving the business to be profitable during the year next year.

Nathan Schneiderman:  OK.  And then final question for you, I was just curious on your 24 million of revenue can you talk about the customer concentration you have there?  How many customers did you have that were more than 10 percent of revenue or any other metric that you think are helpful there?

David Gulian:  Yes, I mean we did not have – we only had one customer that represented 10 percent.  That’s with one of our channel partners, that we deal with on the healthcare technology side.  They represented probably about seven to eight percent or our revenue for the quarter.  The rest made up of at least 150 to 200 customers throughout the quarter.

Nathan Schneiderman:  I’m sorry.  So that one customer was seven to eight percent, so no 10 percent customers?

David Gulian:  That’s correct, seven to eight percent.

Nathan Schneiderman:  OK.  Thank you very much.

David Gulian:  No problem.

Operator:  And we’ll go next to Justin Cable with Global Hunter Securities.

Justin Cable:  Thank you.  Let’s see, to follow up on the debt covenants, I think it would definitely be helpful to get some kind of color as to how any kind of change in amendments might change the model, whether there might be equity issued, warrants issued, et cetera.  And maybe just provide some color if you can’t provide details so that we can, at least, alleviate any kind of liquidity concerns on this call.

Jay Roberts:  Sure.  So Justin there’ll be some change in the pricing as you might expect, and you know beyond that, there is we don’t anticipate that there’s going to be any issuance of equity as part of the amendment.  And the big focus – you know one thing I would say is our senior lender, Hercules, has been tremendous in terms of their willingness and our ability to work with them and moving to an amended agreement.  And you know we’re really – we’re very delighted in terms of how that relationship has been working for us.

And the Company’s key focus in this process has been on the covenant threshold in the formula that addresses it.  And you know they’ve been amenable and we’ve been working together to come to a conclusion that will be in all of the parties’ interests.

Justin Cable:  And then so you’ll have a filing out on this later this week?

Jay Roberts:  Yes.  We’re anticipating and driving this thing to include it in our Q when we file the Q.

Justin Cable:  OK.  And in terms of the cost reductions made in October given that they were made just in October and now you’ve eliminated 500,000 in costs, is that 500,000 on a – based on a quarterly run rate?

Jay Roberts:  Yes, it’s a quarterly amount, which would equate, obviously to a couple million dollars a year.

Justin Cable:  OK.  So you won’t necessarily get the full benefit in the December quarter, then, correct?

David Gulian:  Correct.  Yes, correct.  We’re going to see the benefit of that stretching out through next year and the beginning of parts knowing when the timeframe that does take place.

Justin Cable:  OK.  So where were headcount reductions made in the organization?

David Gulian:  We looked at sales people that were underperforming at this particular time, in addition to other build up that we were preparing on for the growth on the expansion.  So we’ve gone through every department and every area within the organization to alleviate anything to prepare us based on where we see the revenue growth for next year and making sure we’re right sizing the business in order to show profitability.  So it’s throughout the whole organization.

Justin Cable:  And so where does that leave you in terms of sales, headcount, quota carrying sales reps?

David Gulian:  So we have basically the same number of sales headcount currently today but we’ve done replacement of people due to lack of performance as anyone would do on that side.  The sales size has remained the same, and will remain the same going into 2009.

Justin Cable:  Got it.  OK.  You mentioned a deal for a new customer or a new partner internationally, can you give us same color on what that opportunity is?

David Gulian:  We’ve been seeing an opportunity to expand through the U.K. and other areas of Europe right now knowing the demands for healthcare are starting to ripple outside of the U.S. marketplace.  So we found a partner, currently, in the U.K. that will provide distribution and services of our products, and software and professional services that we’ll be utilizing over there.  We’ve gone through an extensive training process and education process on our product sets.

And now we’re starting to see a trickle of revenue come through which will continue through 2009.  And we have high expectations knowing what their success has been with other competitive products of ours and knowing that they have a great presence in that marketplace.

Justin Cable:  Should we expect to see more partners like this in international markets?

David Gulian:  We’re probably going to go ahead and limit it to one or two so we maintain our focus in what we need to do and put as much energy in making them successful.  So we’ll limit it to one or two right now that are distribution and their presence in the healthcare marketplace in the U.K. is strong.  So we feel we’ve got a great spot with them to make us both successful.

Justin Cable:  And in terms of your overall healthcare focus, at least the healthcare side of your business, can you give us a little color as to what the general environment is there?  Are you seeing more opportunities emerge?  Or are you seeing less?  Have they been impacted by this credit environment?

David Gulian:  Yes, I think a little bit on that side.  More for the for profit hospitals.  We’ve seen some change in one of our largest partners there.  You know based on the hurricane that occurred, like I mentioned Hurricane Ike it effected some revenue in the third quarter that’s just shifting now into the fourth and first quarter.

But compliance is still driving the energy.  I don’t see a downward turn.  We’ve been reviewing with our partners, and our management team of what they’re seeing in the trend.  Right now we do see a little bit of a pullback, but as a majority we see this mobility play along with the consulting services knowing the expenditures that they had made in order to get these systems up and running will affect their bottom line.  And I view that everything else that we’re doing in the asset tracking world, they are looking for strong ROI models.

If you remember the acquisition of Delta, the Delta acquisition goes after pure efficiencies on resource management.  So we’re seeing larger and larger opportunities on the consulting services of Delta, which will drive bottom line profitability for them to allow expenditure in some of these other technology areas.  So, for us as an organization, not only do we have the mobility piece which will drive efficiencies and more effectiveness with the amount of staff that they have today, limiting liabilities, and reductions of cost of these liabilities are important to them.

Number two, having the HIA consulting services which are implementing these back end office systems to give them visibility of their business overall.  They’re pushing hard.  We’re not seeing any pullback on the consulting services side of the business, at all.  And then, lastly, moving towards the Delta side, we’re seeing even more opportunity on Delta which can reduce all costs in the organization.  So strong on that side.

Justin Cable:  And then on the commercial side, obviously, one of the big customers we’ve seen out there is in the car rental space, with Dollar, and some organizations that you’ve been targeting, what’s happening with those opportunities?  Have they been deferred?  Or are there any deals on that front that you’re depending on for Q4?  Or have they been pushed out?

David Gulian:  OK.  So Dollar, as you know on the rental car side and what we were dealing with Dollar/Thrifty is a situation where we have projects with strong ROIs.  We’re looking for them to come up with the capital in order for us to potentially move forward on some of these great projects we’ve had in the past with them.

Again, business as usual around our continual run rate of our normal managed services with them.  And again, they’re waiting for this travel industry to come back but again the projects that we had in play are still in play.  They’re still in live discussion.  And hopefully they’re going to be represented in 2009 with a turnaround and access to capital for them to move forward on these improvements in their business that we could provide to them.

Justin Cable:  OK.  So you’re not dependent on them signing on the dotted line in Q4 and getting some bookings in Q4 for the guidance?

David Gulian:  No.

Justin Cable:  OK.  Are there any opportunities out there that could provide any kind of upside potential in the near term?  Or is it, are you basically facing a tough storm like most other organizations right now with the credit environment?

David Gulian:  Yes, I think we do have visibility to some – well, I would say very meaningful upside to the business right now.  Again, we put a conservative view on that we don’t want to get into a situation where we saw in the third quarter, that all of a sudden there was a change in the organization that they had to make slow downs in their expenditures of deployment of this technology to future quarters.

So again I feel very comfortable that we have large opportunities in front of us that can be very meaningful that will roll into 2009 now that those companies have adjusted their businesses overall.

So you know again, Jay and I had mentioned this.  We see some modest growth in 2009 conservatively, but we know that the projects and the opportunities that we have true return on investment in the short term to benefit these companies.

Justin Cable:  OK.  Great.  Thank you.

David Gulian:  Thanks.

Operator:  As a reminder if you’d like to ask a question, that is star one.  We’ll go next to David Segelov, an investor.

David Segelov:  Good morning.  How are you?

David Gulian:  Hi, David.

David Segelov:  Can you talk a little bit about whether you’re seeing some longer term drop off in the larger projects that is really surrounding some of the more mixed funding issues in the hospitals?  And whether you’re going to be able to make that up selling smaller point solutions?

David Gulian:  Yes, I don’t see the larger projects which I would go back to our consulting side of our business which incorporates the HIS systems.  You know I mentioned compliance is still one thing.  We see that hospitals and organizations on the provider side are putting in what I would say better systems to provide better visibility to their organizations in order to reduce costs.  That’s the whole concept of putting in an electronic medical record.

We see that continuation from talking to a lot of the HIS providers that are out there you know the companies like the Siemens and the MediTechs that we know in the industry.  We see them moving forward.  Do they see explosive growth next year?  We’re not seeing that, but all projects are online that were planned for 2009 and 2010, and of course, will be an integral part of being – making those successful with our consulting services and then mobilizing it.

So other than what I would say a couple of abnormal situations that occurred due to Hurricane Ike in the third quarter our healthcare business seems strong.  Moving forward our consulting services does and then extremely great opportunity on the Delta resource management side.  So we feel pretty comfortable there.

David Segelov:  What about on pricing?  Do you think pricing is going to become a lot sharper in the next year-and-a-half?

David Gulian:  I mean we might see some pressure on pricing.  We haven’t seen a lot of it yet, and again, third quarter, we had some revenue that was affected by the international business.  And just you know the currency issues that you have to do overseas and the pricing models that they have there.  But you know I don’t see a lot of changes in pressure, in margins knowing that they’re a mix of professional services, and consulting services is growing quarter-over-quarter.

David Segelov:  OK.  Great.  Thank you.

David Gulian:  Thanks, David.

Operator:  And our last question comes from Cosmo Denicola with Amtech.

Cosmo Denicola:  Hello, this question is directed at David.  David, it appears that your acquisition strategy is gaining traction as evidenced by your substantial growth in the service revenue.  My question is this, will you be able to organically continue to grow that segment of your business?  And will the overall margin rates continue to increase and have a positive effect on the Company?

David Gulian:  Sure.  On that question, I think, it’s great, because we’re watching the transition of the business.  Consulting services and professional services are growing and our mix of our revenue is changing quarter-after-quarter, year-after-year right now, which means our gross margins will go up.

So we see excitement because the reasons we acquired this as our overall plan to the organization was to be able to cross sell and leverage our existing customer base.  We’re seeing more cross selling opportunity.  And what I would say integral strategic planning that we’re doing now with our customers, it’s just a timing issue that we’ll see the explosive growth from those benefits here in the next two quarters, and moving forward.  So it is good.  I think the plan is working solid.  They’re fully integrated.  As you can – as we will be able to provide in the future, all of our professional services sides of our business is growing showing that our mix from hardware to services is increasing, and we’re going in the right direction as an organization.

Cosmo Denicola:  Thanks.

Operator:   And this concludes our question and answer session.  At this time I would like to turn the conference back over to Mr. Gulian for any additional or closing comments.

David Gulian:  Thank you.  I want to close by reminding shareholders that we remain excited about our business prospects.

With the acquisitions made over the past several quarters, we have built the first and largest pure-play provider of enterprise mobility solutions.  Customers in the Global 2000 appreciate InfoLogix’s end to end solutions for wireless mobile computing solutions, and 2,200 unique customers turn to us for a range of services, including:

•                  consulting,

•                  application development,

•                  and managed services, as well as

•                  connectivity, infrastructure, and platform selection.

Because of this, we are well positioned to take advantage of the explosive growth expected in three unique but inter-related markets:

•                  enterprise mobility (which is expected to be a $21 billion market in 2010);

•                  hospital information systems (expected to be a $61 billion market in 2010);

•                  and RFID (which Gartner expects to grow from $2 billion today to $15 billion in 2015).

It’s not a matter of “if” this growth happens — its’ when.

Our solutions are driven by compliance mandates as well as ROI improvement – and these expenditures happen even when the economy is soft.  We expect to quickly move past the temporary softness in third quarter results and continue our positive growth trajectory in Q4. We look forward to keeping our shareholders apprised of our progress.  Thanks for joining us today, and if you have any questions, please do not hesitate to give us a call.

Operator:  This concludes today’s conference.  We thank you for your participation.  Have a nice day.